Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER OF FISCAL 2016 EARNINGS

    Riverside, Calif. – April 26, 2016 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings for the fiscal year ending June 30, 2016.
            For the quarter ended March 31, 2016, the Company reported net income of $1.49 million, or $0.18 per diluted share (on 8.52 million average diluted shares outstanding), down from net income of $2.60 million, or $0.29 per diluted share (on 9.11 million average diluted shares outstanding), in the comparable period a year ago.  The decrease in net income for the third quarter of fiscal 2016 was primarily attributable to decreases in net interest income and non-interest income, partly offset by a higher recovery from the allowance for loan losses and decreases in non-interest expenses and the provision for income taxes, compared to the same period one year ago.
    “Mortgage banking fundamentals reversed course and improved this quarter which resulted in the sequential quarter increase in net income.  Expanding loan sale margins led to a profit this quarter as compared to a quarterly loss in the last quarter in our mortgage banking operations,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Loan growth remains elusive as we continue to be committed to prudent underwriting standards.  Additionally, loan prepayments have remained at an elevated level.  We are, however, continuing to grow our preferred loan portfolio while the held for investment single-family portfolio is declining resulting in what we believe to be a more favorable loan portfolio mix.  We also continue to increase core deposits and reduce certificates of deposits, improving our funding composition; and asset quality remains sound,” he concluded.
    Return on average assets for the third quarter of fiscal 2016 decreased to 0.51 percent from 0.92 percent for the same period of fiscal 2015; and return on average stockholders’ equity for the third quarter of fiscal 2016 decreased to 4.36 percent from 7.22 percent for the comparable period of fiscal 2015.
    On a sequential quarter basis, net income for the third quarter of fiscal 2016 reflects a $512,000, or 52 percent, increase from the net income of $982,000 in the second quarter of fiscal 2016.  The increase in net income in the third quarter of fiscal 2016 compared to the second quarter of fiscal 2016 was primarily attributable to an increase of $323,000 in net interest income, an increase of $332,000 in the recovery from the allowance for loan losses and an increase of $826,000 in non-interest income, partly offset by an increase of $626,000 in non-interest expense and an increase of $343,000 in the provision for income taxes.  Diluted earnings per share for the third quarter of fiscal 2016 were $0.18 per share, up 64 percent, from the $0.11 per share during the second quarter of fiscal 2016.  Return on average assets increased to 0.51 percent for the third quarter of fiscal 2016 from 0.34 percent in the second quarter of fiscal 2016; and return on average stockholders’ equity for the third quarter of fiscal 2016 was 4.36 percent, compared to 2.83 percent for the second quarter of fiscal 2016.

    For the nine months ended March 31, 2016, net income decreased $2.40 million, or 33 percent, to $4.92 million from $7.32 million in the comparable period ended March 31, 2015; and diluted earnings per share for the nine months ended March 31, 2016 decreased $0.22 per share, or 28 percent, to $0.57 per share from $0.79 per share for the comparable nine month period last year.
    Net interest income decreased $466,000, or six percent, to $7.91 million in the third quarter of fiscal 2016 from $8.38 million for the same quarter of fiscal 2015, attributable to a decrease in the net interest margin, partly offset by a higher average earning assets balance. The net interest margin during the third quarter of fiscal 2016 decreased 25 basis points to 2.80 percent from 3.05 percent in the same quarter last year.  The decrease was primarily due to the decrease in the average yield of interest-earning assets and the increase in the average cost of interest-bearing liabilities.  The average yield of interest-earning assets decreased by 21 basis points to 3.41 percent in the third quarter of fiscal 2016 from 3.62 percent in the same quarter last year, while the average cost of liabilities increased by four basis points to 0.69 percent in the third quarter of fiscal 2016 from 0.65 percent in the same quarter last year.
    The average balance of loans outstanding, including loans held for sale, decreased by $40.3 million, or four percent, to $952.0 million in the third quarter of fiscal 2016 from $992.3 million in the same quarter of fiscal 2015, primarily due to a decrease in average loans held for sale attributable to lower mortgage banking activity.  The average yield on loans receivable decreased by four basis points to 3.87 percent in the third quarter of fiscal 2016 from an average yield of 3.91 percent in the same quarter of fiscal 2015.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, partly offset by a higher average yield on loans held for sale as compared to the same period last year.  The average balance of loans held for sale in the third quarter of fiscal 2016 was $146.2 million with an average yield of 3.75 percent as compared to $184.5 million with an average yield of 3.65 percent in the same quarter of fiscal 2015.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $20.3 million, or four percent, to $473.7 million at March 31, 2016 from $453.4 million at June 30, 2015.  The percentage of preferred loans to total loans held for investment at March 31, 2016 increased to 58 percent from 55 percent at June 30, 2015.  Loan principal payments received in the third quarter of fiscal 2016 were $56.3 million, compared to $34.4 million in the same quarter of fiscal 2015.
    The average balance of investment securities increased by $8.9 million, or 56 percent, to $24.9 million in the third quarter of fiscal 2016 from $16.0 million in the same quarter of fiscal 2015.  The increase was attributable to the mortgage-backed security purchases during the first nine months of fiscal 2016, partly offset by principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 21 basis points to 1.54 percent in the third quarter of fiscal 2016 from 1.75 percent for the same quarter of fiscal 2015.  The decrease in the average yield was primarily attributable to the mortgage-backed security purchases during the first nine months of fiscal 2016 which had lower average yields than the existing portfolio.

    In the third quarter of fiscal 2016, the Federal Home Loan Bank (“FHLB”) – San Francisco distributed a $163,000 cash dividend to the Bank, a $37,000 increase from the $126,000 cash dividend received by the Bank in the same quarter last year.
    The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $62.1 million, or 74 percent, to $145.6 million in the third quarter of fiscal 2016 from $83.5 million in the same quarter of fiscal 2015.  The increase in interest-earning deposits was primarily due to temporarily investing excess cash from ongoing business activities in short-term, highly liquid instruments as part of the Company’s interest rate risk management strategy.  The average yield earned on interest-earning deposits in the third quarter of fiscal 2016 was 0.50 percent, up from 0.25 percent from the same quarter of fiscal 2015 but significantly lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
    Average deposits increased $9.3 million, or one percent, to $920.3 million in the third quarter of fiscal 2016 from $911.0 million in the same quarter of fiscal 2015.  The average cost of deposits decreased by four basis points to 0.48 percent in the third quarter of fiscal 2016 from 0.52 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or “core deposits” increased $31.9 million, or six percent, to $610.3 million at March 31, 2016 from $578.4 million at June 30, 2015, while time deposits decreased $29.0 million, or eight percent, to $316.7 million at March 31, 2016 from $345.7 million at June 30, 2015, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
    The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $30.9 million, or 51 percent, to $91.3 million and the average cost of advances increased 22 basis points to 2.82 percent in the third quarter of fiscal 2016, compared to an average balance of $60.4 million and an average cost of 2.60 percent in the same quarter of fiscal 2015.  The increase in borrowings was primarily attributable to newly acquired higher cost long-term advances during the second half of fiscal 2015 to protect against rising interest rates.
    During the third quarter of fiscal 2016, the Company recorded a recovery from the allowance for loan losses of $694,000 compared to the recovery of $111,000 recorded during the same period of fiscal 2015 and the $362,000 recovery recorded in the second quarter of fiscal 2016 (sequential quarter).
    Non-performing assets, with underlying collateral primarily located in California, decreased to $15.4 million, or 1.31 percent of total assets, at March 31, 2016, compared to $16.3 million, or 1.39 percent of total assets, at June 30, 2015.  Non-performing loans at March 31, 2016 decreased $1.6 million or 12 percent since June 30, 2015 to $12.3 million and were primarily comprised of 36 single-family loans ($9.9 million); four multi-family loans ($2.3 million); and one commercial business loan ($78,000).  Real estate owned acquired in the settlement of loans at March 31, 2016 increased $767,000, or 32 percent, to $3.2 million (five properties) from $2.4 million (three properties) at June 30, 2015.  The real estate owned at March 31, 2016 was comprised of five single-family real estate properties.

    Net recoveries for the quarter ended March 31, 2016 were $126,000 or 0.05 percent (annualized) of average loans receivable, compared to net recoveries of $130,000 or 0.05 percent (annualized) of average loans receivable for the quarter ended March 31, 2015 and net recoveries of $96,000 or 0.04 percent (annualized) of average loans receivable for the quarter ended December 31, 2015 (sequential quarter).
    Classified assets at March 31, 2016 were $23.0 million, comprised of $6.7 million of loans in the special mention category, $13.1 million of loans in the substandard category and $3.2 million in real estate owned.  Classified assets at June 30, 2015 were $31.1 million, comprised of $8.2 million of loans in the special mention category, $20.5 million of loans in the substandard category and $2.4 million in real estate owned.
    For the quarter ended March 31, 2016, no loans were restructured from their original terms or newly classified as a restructured loan.  As of March 31, 2016, the outstanding balance of restructured loans that have not returned to their original promissory note terms or have subsequently been downgraded in risk classification was $5.7 million: two loans were classified as special mention ($1.1 million, on accrual status); and 12 loans were classified as substandard ($4.6 million, all are on non-accrual status).  As of March 31, 2016, $2.9 million, or 50 percent, of restructured loans were current with respect to their modified payment terms.
    The allowance for loan losses was $8.2 million at March 31, 2016, or 1.01 percent of gross loans held for investment, compared to $8.7 million at June 30, 2015, or 1.06 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at March 31, 2016.

    Non-interest income decreased by $2.85 million, or 25 percent, to $8.42 million in the third quarter of fiscal 2016 from $11.27 million in the same period of fiscal 2015, primarily as a result of a $2.61 million decrease in the gain on sale of loans.  On a sequential quarter basis, non-interest income increased $826,000, or 11 percent, primarily as a result of an increase in the gain on sale of loans, partly offset by the loss on the sale and operations of real estate owned acquired in the settlement of loans.
    The gain on sale of loans decreased to $7.14 million for the quarter ended March 31, 2016 from $9.75 million in the comparable quarter last year, reflecting the impact of a lower loan sale volume, partly offset by a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $451.7 million in the quarter ended March 31, 2016, down $332.9 million, or 42 percent, from $784.6 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 157 basis points for the quarter ended March 31, 2016, up 32 basis points from 125 basis points in the same quarter last year and up 17 basis points from 140 basis points in the second quarter of fiscal 2016 (sequential quarter).  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $2.44 million in the third quarter of fiscal 2016, compared to a favorable fair-value adjustment that amounted to a net gain of $4.20 million in the same period last year.
    In the third quarter of fiscal 2016, a total of $392.9 million of loans were originated and purchased for sale, 42 percent lower than the $680.6 million for the same period last year, and 17 percent lower than the $472.5 million during the second quarter of fiscal 2016 (sequential quarter).  The loan origination volume has decreased from the previous year because increased mortgage interest rates have reduced refinance activity.  Total loans sold during the quarter ended March 31, 2016 were $383.6 million, 37 percent lower than the $604.1 million sold during the same quarter last year and 16 percent lower than the $458.4 million sold during the second quarter of fiscal 2016 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $439.5 million in the third quarter of fiscal 2016, a decrease of 40 percent from $735.8 million in the same quarter of fiscal 2015, and 16 percent lower than the $524.9 million in the second quarter of fiscal 2016 (sequential quarter).
    The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $276,000 in the third quarter of fiscal 2016, compared to a net gain of $58,000 in the comparable period last year.  Three real estate owned properties were sold in the quarter ended March 31, 2016 compared to two real estate owned properties sold in the same quarter last year.  Two real estate owned properties were acquired in the settlement of loans during the third quarter of fiscal 2016, compared to one property acquired in the comparable period last year.  As of March 31, 2016, the real estate owned balance was $3.2 million (five properties), compared to $2.4 million (three properties) at June 30, 2015.
    Non-interest expenses decreased by $683,000, or five percent, to $14.49 million in the third quarter of fiscal 2016 from $15.17 million in the same quarter last year.  The decrease was primarily a result of decreases in salaries and employee benefits, equipment, professional, sales and marketing, and other operating expenses.
    The Company’s efficiency ratio deteriorated to 89 percent in the third quarter of fiscal 2016 from 77 percent in the third quarter of fiscal 2015.  The increase in the efficiency ratio was primarily the result of the decreases in net interest income and non-interest income, partly offset by a decrease in non-interest expense.
    The Company’s provision for income taxes was $1.05 million for the third quarter of fiscal 2016, a decrease of $939,000 or 47 percent, from $1.99 million in the same quarter last year, as a result of the decrease in income before taxes.  The effective income tax rate for the quarter ended March 31, 2016 was 41.3 percent as compared to 43.4 percent in the same quarter last year.  The Company believes that the tax provision recorded in the third quarter of fiscal 2016 reflects its current income tax obligations.
    The Company repurchased 205,750 shares of its common stock during the quarter ended March 31, 2016 at an average cost of $17.40 per share.  During the quarter, the Company purchased 42,100 shares attributable to its April 2015 stock repurchase plan thereby completing the plan.  As of March 31, 2016, a total of 163,650 shares or 39 percent of the shares authorized in the October 2015 stock repurchase plan have also been purchased, leaving 257,983 shares available for future purchases.
    The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and 14 retail loan production offices located throughout California.  The Bank completed the closure of its Iris Plaza Branch in Moreno Valley, California on March 31, 2016 and transferred all customer relationships to its Moreno Valley Heacock Branch located approximately 4.8 miles from the former Iris Plaza Branch.
    The Company will host a conference call for institutional investors and bank analysts on Wednesday, April 27, 2016 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-553-0358 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, May 4, 2016 by dialing 1-800-475-6701 and referencing access code number 391475.
    For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	March 31, 2016	December 31, 2015	June 30, 2015
Assets
Cash and cash equivalents	$111,481	$111,359	$81,403
Investment securities – held to maturity, at cost	21,014	10,963	800
Investment securities - available for sale, at fair value	12,161	12,678	14,161
Loans held for investment, net of allowance for loan losses of $8,200; $8,768 and $8,724, respectively; includes $4,583, $4,210 and $4,518 at fair value, respectively	805,567	813,888	814,234
Loans held for sale, at fair value	184,025	175,998	224,715
Accrued interest receivable	2,607	2,612	2,839
Real estate owned, net	3,165	4,913	2,398
FHLB – San Francisco stock	8,094	8,094	8,094
Premises and equipment, net	5,446	5,158	5,417
Prepaid expenses and other assets	20,191	18,879	20,494

Total assets	$1,173,751	$1,164,542	$1,174,555

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$68,748	$63,481	$67,538
Interest-bearing deposits	858,317	854,268	856,548
Total deposits	927,065	917,749	924,086

Borrowings	91,317	91,334	91,367
Accounts payable, accrued interest and other liabilities	19,719	17,594	17,965
Total liabilities	1,038,101	1,026,677	1,033,418

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,844,365; 17,786,865 and 17,766,865 shares issued, respectively; 8,201,883; 8,345,723 and 8,634,607 shares outstanding, respectively)

	179	178	177
Additional paid-in capital	90,512	89,604	88,893
Retained earnings	190,084	189,590	188,206
Treasury stock at cost (9,642,482; 9,441,142 and 9,132,258 shares, respectively)
	(145,387)	(141,753)	(136,470)
Accumulated other comprehensive income, net of tax	262	246	331

Total stockholders’ equity	135,650	137,865	141,137

Total liabilities and stockholders’ equity	$1,173,751	$1,164,542	$1,174,555

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended March 31,		Nine Months Ended March 31,

	2016	2015	2016	2015
Interest income:
Loans receivable, net	$ 9,204	$ 9,689	$ 27,673	$ 28,260
Investment securities	96	70	234	218
FHLB – San Francisco stock	163	126	542	402
Interest-earning deposits	183	52	417	222
Total interest income	9,646	9,937	28,866	29,102

Interest expense:
Checking and money market deposits	116	101	355	315
Savings deposits	170	160	507	477
Time deposits	807	910	2,500	2,826
Borrowings	641	388	1,937	1,059
Total interest expense	1,734	1,559	5,299	4,677

Net interest income	7,912	8,378	23,567	24,425
Recovery from the allowance for loan losses	(694)	(111)	(1,094)	(1,283)
Net interest income, after recovery from the allowance for loan losses	8,606	8,489	24,661	25,708

Non-interest income:
Loan servicing and other fees	383	264	800	823
Gain on sale of loans, net	7,145	9,754	22,113	25,448
Deposit account fees	590	607	1,790	1,837
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans	(276)	58	(12)	(12)
Card and processing fees	355	338	1,069	1,030
Other	227	248	711	750
Total non-interest income	8,424	11,269	26,471	29,876

Non-interest expense:
Salaries and employee benefits	10,630	10,950	31,393	30,481
Premises and occupancy	1,146	1,106	3,424	3,604
Equipment	349	420	1,158	1,306
Professional expenses	583	671	1,555	1,628
Sales and marketing expenses	356	458	952	1,188
Deposit insurance premiums and regulatory assessments	252	227	764	738
Other	1,169	1,336	3,458	3,874
Total non-interest expense	14,485	15,168	42,704	42,819

Income before taxes	2,545	4,590	8,428	12,765
Provision for income taxes	1,051	1,990	3,509	5,447
Net income	$ 1,494	$ 2,600	$ 4,919	$ 7,318

Basic earnings per share	$ 0.18	$ 0.29	$ 0.58	$ 0.80
Diluted earnings per share	$ 0.18	$ 0.29	$ 0.57	$ 0.79
Cash dividends per share	$ 0.12	$ 0.11	$ 0.36	$ 0.33

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	March 31,	December 31,
	2016	2015
Interest income:
Loans receivable, net	$ 9,204	$ 8,979
Investment securities	96	71
FHLB – San Francisco stock	163	179
Interest-earning deposits	183	134
Total interest income	9,646	9,363

Interest expense:
Checking and money market deposits	116	122
Savings deposits	170	169
Time deposits	807	835
Borrowings	641	648
Total interest expense	1,734	1,774

Net interest income	7,912	7,589
Recovery from the allowance for loan losses	(694)	(362)
Net interest income, after recovery from the allowance for loan losses	8,606	7,951

Non-interest income:
Loan servicing and other fees	383	306
Gain on sale of loans, net	7,145	6,044
Deposit account fees	590	590
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(276)	35
Card and processing fees	355	352
Other	227	271
Total non-interest income	8,424	7,598

Non-interest expense:
Salaries and employee benefits	10,630	9,971
Premises and occupancy	1,146	1,170
Equipment	349	430
Professional expenses	583	472
Sales and marketing expenses	356	334
Deposit insurance premiums and regulatory assessments	252	250
Other	1,169	1,232
Total non-interest expense	14,485	13,859

Income before taxes	2,545	1,690
Provision for income taxes	1,051	708
Net income	$ 1,494	$ 982

Basic earnings per share	$ 0.18	$ 0.12
Diluted earnings per share	$ 0.18	$ 0.11
Cash dividends per share	$ 0.12	$ 0.12

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
SELECTED FINANCIAL RATIOS:
Return on average assets	0.51%	0.92%	0.56%	0.87%
Return on average stockholders’ equity	4.36%	7.22%	4.73%	6.74%
Stockholders’ equity to total assets	11.56%	11.69%	11.56%	11.69%
Net interest spread	2.72%	2.97%	2.69%	2.94%
Net interest margin	2.80%	3.05%	2.77%	3.01%
Efficiency ratio	88.67%	77.20%	85.34%	78.85%
Average interest-earning assets to average
interest-bearing liabilities	111.76%	113.12%	111.93%	113.31%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.18	$ 0.29	$ 0.58	$ 0.80
Diluted earnings per share	$ 0.18	$ 0.29	$ 0.57	$ 0.79
Book value per share	$ 16.54	$ 16.27	$ 16.54	$ 16.27
Shares used for basic EPS computation	8,318,075	8,939,941	8,427,075	9,105,747
Shares used for diluted EPS computation	8,516,542	9,105,996	8,620,045	9,272,012
Total shares issued and outstanding	8,201,883	8,718,929	8,201,883	8,718,929

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$ 214,294	$ 325,364	$ 737,681	$ 835,835
Wholesale originations and purchases	178,585	355,248	667,990	924,204
Total loans originated and purchased for sale	$ 392,879	$ 680,612	$ 1,405,671	$ 1,760,039

LOANS SOLD:
Servicing released	$ 376,291	$ 600,161	$ 1,403,456	$ 1,601,630
Servicing retained	7,356	3,918	39,621	12,746
Total loans sold	$ 383,647	$ 604,079	$ 1,443,077	$ 1,614,376

	As of	As of	As of	As of	As of
	03/31/16	12/31/15	09/30/15	06/30/15	03/31/15
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 887	$ 768	$ 768	$ 768	$ 731
Allowance for loan losses	$ 8,200	$ 8,768	$ 9,034	$ 8,724	$ 8,712
Non-performing loans to loans held for investment, net	1.52%	1.50%	1.83%	1.71%	1.28%
Non-performing assets to total assets	1.31%	1.47%	1.57%	1.39%	1.13%
Allowance for loan losses to gross non- performing loans	62.31%	67.35%	57.33%	59.77%	79.74%
Allowance for loan losses to gross loans held
for investment	1.01%	1.07%	1.11%	1.06%	1.05%
Net recoveries to average loans receivable (annualized)	(0.05)%	(0.04)%	(0.14)%	(0.04)%	(0.05)%
Non-performing loans	$ 12,261	$ 12,187	$ 14,764	$ 13,946	$ 10,521
Loans 30 to 89 days delinquent	$ 1,508	$ 522	$ 1,219	$ 1,335	$ 4,445

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/16	12/31/15	09/30/15	06/30/15	03/31/15
Recourse provision for loans sold	$119	$30	$3	$72	$42
Recovery from the allowance for loan losses	$(694)	$(362)	$(38)	$(104)	$(111)
Net (recoveries) charge-offs	$(126)	$(96)	$(348)	$(116)	$(130)

	As of	As of	As of	As of	As of
	03/31/16	12/31/15	09/30/15	06/30/15	03/31/15
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.06%	9.85%	9.68%	10.68%	10.79%
Common equity tier 1 capital ratio	16.63%	16.18%	16.32%	17.22%	15.81%
Tier 1 risk-based capital ratio	16.63%	16.18%	16.32%	17.22%	15.81%
Total risk-based capital ratio	17.82%	17.43%	17.58%	18.47%	17.04%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	11.61%	11.77%	11.82%	11.94%	12.47%
Common equity tier 1 capital ratio	19.19%	19.32%	19.92%	19.24%	18.27%
Tier 1 risk-based capital ratio	19.19%	19.32%	19.92%	19.24%	18.27%
Total risk-based capital ratio	20.37%	20.57%	21.17%	20.49%	19.50%

	As of March 31,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$800	0.58%	$800	0.50%
U.S. government sponsored enterprise MBS	20,214	1.46	-	-
Total investment securities held to maturity	$21,014	1.43%	$800	0.50%

Available for sale (at fair value):
U.S. government agency MBS	$6,947	1.84%	$8,232	1.63%
U.S. government sponsored enterprise MBS	4,450	2.57	5,728	2.36
Private issue collateralized mortgage obligations	617	2.56	776	2.40
Common stock – community development financial institution	147	0.82	250	-
Total investment securities available for sale	$12,161	2.13%	$14,986	1.92%

Total investment securities	$33,175	1.68%	$15,786	1.85%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of March 31,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$ 335,797	3.51%	$ 374,981	3.27%
Multi-family (5 or more units)	378,871	4.26	344,277	4.52
Commercial real estate	93,384	4.85	101,618	5.25
Construction	9,679	5.42	6,039	5.27
Other	72	6.25	-	-
Commercial business	452	6.57	652	6.14
Consumer	230	10.13	246	9.87
Total loans held for investment	818,485	4.03%	827,813	4.05%

Undisbursed loan funds	(8,648)		(2,911)
Advance payments of escrows	247		392
Deferred loan costs, net	3,683		3,054
Allowance for loan losses	(8,200)		(8,712)
Total loans held for investment, net	$ 805,567		$ 819,636

Purchased loans serviced by others included above	$ 816	5.88%	$ 5,420	4.82%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of March 31,
	2016		2015
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$68,748	-%	$62,824	-%
Checking accounts – interest-bearing	240,502	0.15	222,358	0.15
Savings accounts	269,909	0.26	252,060	0.26
Money market accounts	31,171	0.26	26,079	0.27
Time deposits	316,735	1.03	354,579	1.03
Total deposits	$927,065	0.47%	$917,900	0.51%

BORROWINGS:
Overnight	$-	-%	$60,000	0.24%
Three months or less	-	-	-	-
Over three to six months	-	-	-	-
Over six months to one year	-	-	-	-
Over one year to two years	10,042	3.02	-	-
Over two years to three years	-	-	10,066	3.03
Over three years to four years	10,000	1.53	-	-
Over four years to five years	20,000	3.85	10,000	1.53
Over five years	51,275	2.55	51,318	3.08
Total borrowings	$91,317	2.78%	$131,384	1.66%
(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	March 31, 2016		March 31, 2015
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$ 951,996	3.87%	$ 992,325	3.91%
Investment securities	24,861	1.54%	16,030	1.75%
FHLB – San Francisco stock	8,094	8.06%	7,064	7.13%
Interest-earning deposits	145,602	0.50%	83,455	0.25%
Total interest-earning assets	$ 1,130,553	3.41%	$ 1,098,874	3.62%
Total assets	$ 1,165,410		$ 1,134,419

Deposits	$ 920,312	0.48%	$ 910,994	0.52%
Borrowings	91,322	2.82%	60,412	2.60%
Total interest-bearing liabilities	$ 1,011,634	0.69%	$ 971,406	0.65%
Total stockholders’ equity	$ 137,111		$ 144,128

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Nine Months Ended		Nine Months Ended
	March 31, 2016		March 31, 2015
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$ 945,761	3.90%	$ 941,747	4.00%
Investment securities	18,350	1.70%	16,466	1.77%
FHLB – San Francisco stock	8,094	8.93%	7,059	7.59%
Interest-earning deposits	162,829	0.34%	116,893	0.25%
Total interest-earning assets	$ 1,135,034	3.39%	$ 1,082,165	3.59%
Total assets	$ 1,169,679		$ 1,117,712

Deposits	$ 922,746	0.48%	$ 907,404	0.53%
Borrowings	91,340	2.82%	47,654	2.96%
Total interest-bearing liabilities	$ 1,014,086	0.70%	$ 955,058	0.65%
Total stockholders’ equity	$ 138,806		$ 144,786

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	03/31/16	12/31/15	09/30/15	06/30/15	03/31/15
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$ 6,918	$ 7,652	$ 8,807	$ 7,010	$ 4,761
Multi-family	721	394	399	653	582
Commercial real estate	-	-	1,016	680	444
Total	7,639	8,046	10,222	8,343	5,787

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,002	2,502	2,879	2,902	2,037
Multi-family	1,542	1,559	1,576	1,593	1,580
Commercial real estate	-	-	-	1,019	1,024
Commercial business loans	78	80	87	89	93
Total	4,622	4,141	4,542	5,603	4,734

Total non-performing loans	12,261	12,187	14,764	13,946	10,521

Real estate owned, net	3,165	4,913	3,674	2,398	3,190
Total non-performing assets	$ 15,426	$ 17,100	$ 18,438	$ 16,344	$ 13,711

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 1,114	$ 666	$ 980	$ 989	$ 2,023
Total	$ 1,114	$ 666	$ 980	$ 989	$ 2,023

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.